UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 29, 2010

ENVIRONMENTAL POWER CORPORATION

(Exact name of Company as specified in its charter)

Delaware	001-32393	75-3117389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

120 White Plains Road, 6th Floor, Tarrytown, New York 10591

(Address of principal executive offices, including zip code)

(914) 631-1435

(Company’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously disclosed, Environmental Power Corporation (the “Company”) has been examining various strategic alternatives over the last several months in support of the build-out of its project pipeline. In connection with these efforts, the Company and its subsidiary, Microgy, Inc. (“Microgy”), have formed a joint development company with Homeland Renewable Energy Inc (“HRE”) whereby Microgy contributed certain assets, as more fully described below, as its equity contribution for a 30% ownership position, and HRE will contribute $1,500,000 in cash as its equity contribution for its 70% ownership position.

As a result, on January 29, 2010, Microgy entered into the following agreements relating to the joint venture with HRE:

•	a Contribution Agreement, dated January 29, 2010 (the “Microgy Contribution Agreement”), among Microgy, HMI Energy, LLC (“HMI”) and the Company;

•	a Contribution Agreement, dated January 29, 2010 (the “HRE Contribution Agreement”), between HRE and HMI; and

•

a Limited Liability Company Agreement of HMI, dated January 29, 2010 (the “LLC Agreement” and, together with the Contribution Agreement and the Purchase Agreement, the “JV Agreements”), between Microgy and HRE.

Pursuant to the Microgy Contribution Agreement, Microgy contributed to HMI (a) certain assets relating to its proposed Bar 20 project in California and its proposed Weld County project in Colorado, (b) rights to up to five additional future projects, (c) Microgy’s right to receive net revenues from its Wisconsin projects and the rights and obligations relating to such projects, and (d) Microgy’s right to net receipts from sales of carbon credits available to Microgy, other than those owned or otherwise available to the Company’s other subsidiaries, Microgy Holdings, LLC (and its subsidiaries) and Microgy Grand Island, LLC (collectively, the “Contributed Assets”). In exchange for the Contributed Assets, Microgy received 30% of the outstanding membership interests in HMI and will receive payments from HMI totaling $1,500,000, payable in installments of $500,000 on February 1, 2010, $600,000 on March 1, 2010 and $400,000 on March 29, 2010. Under the Microgy Contribution Agreement, Microgy made certain customary representations and warranties to HMI about itself and the Contributed Assets, and Microgy and the Company agreed jointly and severally to indemnify the Company for breaches of such representations and warranties. Pursuant to the terms of the HRE Contribution Agreement, HRE agreed to contribute the sum of $1,500,000 to HMI in exchange for 70% of the outstanding membership interests in HMI.

In connection with the transactions contemplated by the Microgy Contribution Agreement and the HRE Contribution Agreement, Microgy and HRE entered into the LLC Agreement, which sets forth:

•	customary terms for the governance of HMI, consistent with HRE’s majority ownership but providing for certain minority protections for Microgy;

•

provisions relating to capital calls for financing the joint venture’s projects, including provision for an effective 12% carried interest for Microgy in any project for which it does not meet the capital call and an effective 21% carried interest for HRE in any project for which it does not meet the capital call;

•

provisions relating to the negotiation of a Management Services Agreement, pursuant to which Microgy would provide customary management services to HMI, and an Operations and Maintenance Agreement, pursuant to which Microgy would provide customary operations and maintenance services to projects developed by HMI, each to be on commercially reasonably terms, including reimbursement of costs and market-based fees;

•

(a) rights of first refusal on the part of HMI with respect to the development and ownership of Microgy’s next five projects and (b) Microgy’s obligation to use its development efforts exclusively for the benefit of HMI, which rights of refusal and exclusivity obligations terminate upon the earlier to occur of (i) Microgy obtaining all necessary site and manure supply agreements, construction permits and approvals and commercially reasonable offtake agreements for all five such projects or (ii) the expiration or termination of the management services agreement and operations and maintenance agreement; and

•	the limited right to buy out HRE’s ownership in HMI for 120% of the purchase price paid for the membership interests in HMI in certain circumstances.

The Contributed Assets do not include the Huckabay Ridge facility or other projects in Texas and California that are subject to security interests in favor of the holders of the tax-exempt bonds that were issued in 2006 and 2008, respectively. As previously reported, those bondholders have accelerated the obligations of Microgy Holdings, LLC, relating to the bonds. The Company is in ongoing discussions with bondholders regarding Huckabay Ridge and the balance of the secured portfolio, to determine next steps. While Huckabay Ridge continues to operate during the pendency of those discussions, its continued operation will be dependent upon realizing stable operating costs and the prospect of potential revenue enhancements, such as those anticipated by means of the previously announced combined heat-and-power installation, which will require external funding. Further development/construction of the balance of the secured projects are on hold pending negotiations with the bondholders. The Company cannot determine the outcome of discussions with holders of the Texas and California tax-exempt bonds regarding the future of Huckabay Ridge and other projects securing the bonds.

HRE specializes in large scale animal waste remediation in the United States, through the development, construction and operation of renewable energy power plants fueled by poultry litter and other agricultural residues. In addition, HRE markets the ash residue from poultry litter combustion as a nutrient rich fertilizer and develops woody biomass fueled power plants through a joint venture with Laidlaw Energy (OTC: LLEG.PK). Microgy believes that entering into the JV Agreements with HRE will provide it with a business partner that can assist Microgy in accelerating the development of the projects contributed by Microgy to the joint venture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION

By:	/S/ MICHAEL E. THOMAS
Michael E. Thomas
Senior Vice President, Chief Financial Officer and Treasurer

Dated: February 4, 2010

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